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                    Addendum to Firstar Servicing Agreements

This Addendum to the Fund Administration, Fund Accounting, and Transfer Agent Agreements dated February 13, 1997, is entered into by and between Firstar Mutual Fund Services, LLC and the Granum Series Trust - Granum Value Fund as of the 30th day of September, 1998.

WHEREAS, the mutual funds servicing division of Firstar Trust Company became a limited liability company and separate subsidiary of Firstar Bank, Milwaukee on September 30, 1998; and

WHEREAS, the entity known as Firstar Trust Company ceased operations on September 30, 1998; NOW,

THEREFORE, Firstar Mutual Fund Services, LLC will be the successor responsible party to each of the Agreements referenced above and will assume all responsibility for any acts or omissions during the time Firstar Trust Company was the named service provider under these same Agreements.

Firstar Mutual Fund Services, LLC                    Granum Value Fund

BY:                                         BY:
   -----------------------------                -----------------------------

ATTEST:                                     ATTEST:
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